Exhibit 99.1

NITROMED, INC
125 SPRING STREET LEXINGTON, MA 02421 t. 781.266. 4000 f. 781.274.8080 www.nitromed.com

NitroMed Reports Financial Results for Fourth Quarter and Full Year 2006

 - Conference Call and Webcast to be Held Today at 4:30 PM ET-

LEXINGTON, MA—(March 8, 2007)—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the fourth quarter and the year ended December 31, 2006.

Total revenues for the three months ended December 31, 2006 were $3.5 million compared to $3.7 million for the same period in 2005, a decrease of $0.2 million. BiDil® (isosorbide dinitrate/hydralazine hydrochloride) revenues for the fourth quarter were also $3.5 million, an increase of $0.2 million over the comparable 2005 period. For the year ended December 31, 2006, the Company reported total revenues of $12.1 million compared to $6.0 million for the same period in 2005, an increase of $6.1 million or just over 100%. All revenues for the full year ended December 31, 2006 came from sales of BiDil, representing a $7.6 million or 169% year-on-year increase in BiDil revenue. Revenues reported for 2005 include research and development collaboration revenues, in addition to BiDil revenues. These collaboration revenues totaled $0.4 million and $1.6 million for the fourth quarter and year-ended December 31, 2005, respectively.

For the three months ended December 31, 2006, cost of product sales were $0.7 million, compared to $5.1 million for the same period in 2005, a decrease of $4.4 million or 86%. For the year ended December 31, 2006, cost of product sales were $3.6 million, down from $8.0 million in 2005, a decrease of $4.4 million or 56%. The decreases in cost of product sales for both the three- and twelve-month periods of 2006 versus 2005 were primarily due to reduced inventory impairment charges, which declined by $5.6 million for the full year 2006.

Total operating expenses for the three months ended December 31, 2006, excluding cost of product sales, were $13.7 million, compared to $30.4 million for the same period in 2005, a decrease of $16.7 million or 55%. For the full year ended December 31, 2006, total operating expenses, excluding cost of product sales, were $81.7 million, compared to $105.9 million for the same period in 2005, a decrease of $24.2 million or 23%.

The decrease in operating expenses for the three-month period ended December 31, 2006 versus the comparable period in 2005 was primarily due to a $6.1 million or 72% reduction in research and development (R&D) expenses and a $13.8 million or 63% reduction in sales, general and administrative (SG&A) expenses, partially offset by a $3.2 million restructuring charge. The decrease in operating expenses for the twelve-month period ended December 31, 2006 versus the comparable period in 2005 was primarily due to a decrease of $14.3 million, or 46%, in R&D expenses and a reduction of $15.2 million, or 20%, in SG&A expenses, partially offset by a $5.3 million restructuring charge.

The year-over-year decrease in both R&D and SG&A operating expenses is primarily attributable to two restructuring events that resulted in substantial reductions in employee headcount. In March 2006, the Company discontinued its discovery research operations, and in October 2006, the then current generalist sales force was replaced with a smaller specialty sales force. In addition, SG&A expenses were favorably impacted by the termination of a contract sales agreement with Publicis, while R&D expenses were favorably impacted by decreased clinical and medical expenses subsequent to the completion of the African American Heart Failure Trial (A-HeFT) and the approval of BiDil. The decreases were partially offset by restructuring charges of $5.3 million and an increase in the amount of $8.0 million for stock-based compensation expense related to the adoption of SFAS 123R in January 2006.

The Company’s net loss for the quarter ended December 31, 2006 was $10.6 million or $0.29 per basic and diluted common share, compared to a net loss of $31.6 million or $1.04 per basic and diluted share for the same quarter in 2005. Net loss for the twelve months ended December 31, 2006 was $71.3 million or $1.96 per basic and diluted share, compared to a net loss of $105.9 million or $3.49 per basic and diluted share for comparable period in 2005.

At December 31, 2006, the Company had cash, cash equivalents and marketable securities totaling $42.2 million.

“In 2006, we incurred operating expenses of approximately $82 million, bettering our earlier estimates, while continuing our investment in the ongoing commercial launch of BiDil and the planned development of BiDil extended release,” said James G. Ham, III, NitroMed’s Chief Financial Officer. “For the year 2007, we will continue to tightly manage expenses and expect operating expenses to be approximately $55 million, excluding cost of product sales but including stock-based compensation charges that will be recorded under SFAS 123R. The decrease in projected expense is due primarily to ongoing savings resulting from the restructuring events of 2006.”

NitroMed’s Corporate Highlights for 2006:

•                  Preferred reimbursement for BiDil dramatically improved; by year end nearly 60% of African Americans with heart failure had functional, affordable access to BiDil.

•                  Early clinical development of a next-generation, extended release formulation of BiDil (BiDil XR™) was initiated in the fourth quarter.

•                  The U.S. Food and Drug Administration (FDA) confirmed in a May 3, 2006 letter that there is no substitutable drug or any product therapeutically equivalent to BiDil.

•                  Approximately 84,000 cumulative BiDil prescriptions were recorded in 2006, written by nearly 12,000 physicians.

•                  The Heart Failure Society of America (HFSA) issued its Comprehensive Heart Failure Guidelines for 2006, which state that, “A strong recommendation now exists for the addition of the fixed combination of isosorbide dinitrate (ISDN) and hydralazine to the standard medical regimen for African Americans with heart failure.” BiDil is the only fixed-dose combination of ISDN /hydralazine available.

•                  New A-HeFT clinical data were presented at the major cardiovascular medical meetings; the annual meetings of the American College of Cardiology (ACC) in March, the HFSA in September, and the American Heart Association (AHA) in November. The findings presented included but were not limited to:

•                  Data demonstrating that BiDil’s clinical benefits are independent of its blood pressure lowering effect.

•                  Data demonstrating that BiDil is clinically beneficial in both women and men. Notably, A-HeFT set records for the largest proportion of women studied in a clinical trial. Of the 1,050 African American heart failure patients observed, an unprecedented 40% were women.

•                  Data from the Company’s ongoing pharmacogenomics Genetic Risk Assessment in Heart Failure sub-studies (GRAHF) identifying genotypes that are important in cardiovascular diseases and are associated with a positive clinical effect of BiDil in A-HeFT, suggesting there may be genetic markers in heart failure patients that affect their response to BiDil.

•                  Data from an extension trial (X-A-HeFT) that demonstrated a high level of compliance, a duplication of the low mortality, and an improvement in the safety and tolerability of treatment with BiDil previously seen in A-HeFT.

•                  Data demonstrating BiDil’s clinical benefits in postmenopausal women.

•                  Data showing the mode of death in A-HeFT.

NitroMed’s President and Chief Executive Officer, Kenneth M. Bate observed, “During 2006, NitroMed made substantial improvements in preferred access to BiDil for the 750,000 African American patients with heart failure in the United States, and advanced BiDil extended release from the Company’s development pipeline into the clinic. To date in 2007, our efforts to maintain and possibly expand utilization of BiDil are well underway, and the BiDil XR™ program is progressing on schedule. We expect our team of cardiovascular sales specialists, managed care account specialists and field based medical experts to further develop the market for BiDil by solidifying key thought leader and institutional support. Paramount is their experience and their commitment to making the BiDil brand a commercial success.”

Webcast and Conference Call

NitroMed will host a webcast and conference call, including an open question and answer session to discuss fourth quarter and year end 2006 financial results and Company progress.

Date: Thursday, March 8, 2007
Time: 4:30 pm ET
Access by Conference Call:
Domestic callers:	Dial 866-831-6272
International callers:	Dial 617-213-8859
Participant passcode:	45737741

Access by Webcast:

Go to www.nitromed.com and follow instructions for the live webcast.

An audio replay of the earnings conference call will be available two hours after the call and through March 15, 2007. The replay can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode ID for all callers is 52408843.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients. In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers. There is little experience in patients with New York Heart Association Class IV heart failure. BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com. BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding the effect of its operational restructurings, its expectations regarding cash management and operating expenses in 2007, its positioning to achieve the Company’s goals and objectives in 2007, and its plans to increase value for the Company and its stockholders, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR™, including the Company’s ability to maintain third-party relationships for the development and manufacture of clinical and commercial quantities of BiDil XR™ on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy including without limitation, the Company’s inability to achieve anticipated cost reductions, the Company’s ability to successfully market and increase the sales of BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and to develop, conduct clinical trials for and, if approved, commercialize BiDil XR™; patient, physician and third-party payer acceptance of BiDil and/or BiDil XR™ as a safe and effective therapeutic; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2007 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane Kramer
P: 781.266.4220
C: 781.640.8499

Source: NitroMed, Inc.

-                    Financial Tables Follow —

NITROMED, INC.

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of December 31, 2006 and 2005
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and marketable securities	$42,153	$61,541
Accounts receivable, net	1,370	4,078
Inventories	2,846	3,247
Other assets	2,336	7,655
Total assets	$48,705	$76,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,692	$29,351
Deferred revenue	206	3,451
Long-term debt	3,728	10,653
Stockholder equity	29,079	33,066
Total liabilities and stockholders’ equity	$48,705	$76,521

CONDENSED STATEMENTS OF OPERATIONS
For the three months and years ended December 31, 2006 and 2005
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales	$3,488	$3,338	$12,086	$4,455
Research and development	—	398	—	1,592
Total revenues	3,488	3,736	12,086	6,047
Cost and operating expenses
Cost of product sales	733	5,132	3,560	8,009
Research and development	2,439	8,547	17,029	31,340
Sales, general and administrative	8,017	21,837	59,403	74,596
Restructuring charges	3,245	—	5,283	—
Total cost and operating expenses	14,434	35,516	85,275	113,945
Loss from operating expenses	(10,946)	(31,780)	(73,189)	(107,898)
Non-operating income, net	333	213	1,852	2,046
Net loss	$(10,613)	$(31,567)	$(71,337)	$(105,852)
Basic and diluted net loss per common share	$(0.29)	$(1.04)	$(1.96)	$(3.49)
Shares used in computing basic and diluted net loss per common share	37,147	30,486	36,399	30,355